Exhibit 10.7

INSTRUMENT

AMENDING AND RESTATING

LYONDELL CHEMICAL COMPANY

EXECUTIVE LIFE INSURANCE PLAN

Lyondell Chemical Company hereby amends and restates the Executive Life Insurance Plan, effective as of September 1, 2006, to read in its entirety as the document entitled “Lyondell Chemical Company Executive Life Insurance Plan” that is attached hereto.

IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of the Company, has executed this Instrument effective as of September 1, 2006.

ATTEST:		LYONDELL CHEMICAL COMPANY

BY:	/s/ Mindy G. Davidson	BY:	/s/ John A. Hollinshead
	Mindy G. Davidson		John A. Hollinshead,
	Assistant Secretary		Vice President, Human Resources

LYONDELL CHEMICAL COMPANY

EXECUTIVE LIFE INSURANCE PLAN

(Amended and Restated effective September 1, 2006)

LYONDELL CHEMICAL COMPANY

EXECUTIVE LIFE INSURANCE PLAN

(As Amended and Restated effective September 1, 2006)

7.8	No Guarantee of Tax Consequences	13
7.9	Acceptance of Terms of Plan	13
7.10	Impossibility of Diversion of a Trust Fund	13
7.11	Evidences of Action by the Company	14
7.12	Insurance	14
7.13	Clerical Error	14
7.14	Limitation of Rights	14
7.15	Examination of Documents	14
7.16	Information To Be Furnished	14
7.17	Statements	14
7.18	Waiver or Estoppel	14
7.19	Legal Proceedings	15
7.20	Time Limitation	15
7.21	Unknown Whereabouts	15
7.22	Other Salary-Related Plans	15
7.23	Abuse of Coverage	15
7.24	preemption of State Law	15

ii

LYONDELL CHEMICAL COMPANY

EXECUTIVE LIFE INSURANCE PLAN

(As Amended and Restated effective September 1, 2006)

RECITALS

WHEREAS, Lyondell Chemical Company (the “Company”) has previously established the “Lyondell Chemical Company Executive Life Insurance Plan” (the “Plan”); and,

WHEREAS, the Company desires to amend and restate the Plan, effective as of September 1, 2006, intending thereby to replace the split dollar nature of the Plan’s Benefits with a death benefit provided either through a group term life insurance policy or other mechanism.

NOW, THEREFORE, the Company hereby amends and restates the Plan to read as follows, from and after September 1, 2006:

ARTICLE I

INTRODUCTION

1.1 Purpose of the Plan: The purpose of the Plan is to provide life insurance Benefits to certain employees of the Company and, in furtherance thereof, this Plan document and the Insurance Contracts attached hereto shall set forth the provisions for the administration and operation of those Benefits. This Plan and its accompanying exhibits will be the sole documents used in determining Plan Benefits for which Participants may be eligible, and these documents may be amended or terminated at any time by the Plan Administrator in accordance with the procedures listed herein. Any amendment or termination so made shall be binding on each Participant and on any other entity(ies) referred to in this Plan. Except to the extent provided herein, nothing in the Plan shall be construed to affect the provisions of any other plan or program of benefits maintained by the Company.

1.2 Scope of the Plan and Relationship to the Insurance Contract: The Plan may be funded by Insurance Contracts, Participant contributions, the general assets of the Company or any combination thereof. If Insurance Contracts are used to fund Benefits herein, such Insurance Contracts are hereby incorporated by reference, forming a part of this Plan document, subject to the other terms herein.

1.3 Applicable Laws: The Company intends this Plan to comply with all applicable federal laws and their regulations, as amended. To the extent that any provision in this Plan must be interpreted or construed, the Plan Administrator and, by way of delegation and if applicable, the Insurer, shall have the authority, both jointly and severally, to exercise such discretion in a non-arbitrary and non-capricious manner, and the Plan shall be interpreted or construed in such a manner as is necessary for the Plan to be in compliance with all applicable laws.

1.4 Number and Gender: Wherever appropriate, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

1.5 Headings: The headings of Articles and Sections herein are included solely for convenience. If there is any conflict between such headings and the text of the Plan, the text shall control. All references to Sections, Articles, Paragraphs, and Clauses are to this document unless otherwise indicated.

1.6 Inconsistent Provisions in the Summary Plan Description. In the event that any term, provision, implication, or statement in the Summary Plan Description conflicts with, contradicts, or renders ambiguous a term, provision, implication, or statement in this document, such term, provision, implication, or statement in this document, which shall include the terms of the Insurance Contracts, shall control.

ARTICLE II

DEFINITIONS

2.1 Definitions: The following additional terms shall have the following meanings, unless a different meaning is clearly required by the context. On no account will any of the following definitions supplant the definitions provided in and applicable to Exhibit A for the grandfathered Benefits described therein.

Basic Death Benefit means the death benefit payable to the Beneficiary designated by the Participant in the event of a Participant’s death equal to two or three times the Participant’s Final Average Base Pay.

Beneficiary means any person entitled to receive Benefit payments from the Plan.

Benefits means the Basic Death Benefit or any other amounts payable under the terms of this Plan document and/or the Summary Plan Description (as limited or further described in the Insurance Contracts).

Code: The Internal Revenue Code of 1986 and regulations promulgated thereunder, both as currently in existence or hereafter amended.

Disability means Total Disability as defined by the provisions of the Lyondell Chemical Company Executive Long-Term Disability Plan, or any successor thereto.

Effective Date means September 1, 2006, which shall be the date this amendment and restatement of the Plan is effective; however, if as of this date all active Employees in this Plan had not properly executed an agreement with the Company waiving any rights or interests in any Insurance Contracts which are in the nature of “split dollar” life insurance policies, as well as agreeing to reimburse the Company for any amounts owing due to the termination of such policies, then the Effective Date shall be the first of the month following the date all such agreements have been properly executed.

Employee means an individual who meets the eligibility requirements for such as stated in the Summary Plan Description, and consistent with the Insurance Contracts providing the Benefits hereunder.

Employer means the Company and any Subsidiary or Affiliate which the Company has approved to participate in the Plan.

ERISA means the Employee Retirement Income Security Act of 1974 and regulations promulgated thereunder, both as currently in existence or hereafter amended.

Final Average Base Pay means the Participant’s annual base rate of salary in effect as of the earlier of (i) the date of the Participant’s Termination of Employment or (ii) the date of the Participant’s death, excluding all extra pay such as bonus, premiums or other allowances.

Group Term Life Insurance means the term defined as such by Treasury Regulation Section 1.79-1(a), as currently in existence or hereafter amended

Insurance Contract means an insurance policy(ies) purchased to fund some or all of the Benefits hereunder, and which are incorporated by reference herein.

Insurer means any entity which issued the Insurance Contract(s) from which the Company funds, partially or totally, Plan Benefits.

Participant means each eligible person participating in the Plan.

Participation Agreement means a written agreement between the Company and the Participant under which the Participant agrees, by executing the written agreement within the time frame prescribed by the Plan Administrator, to participate in this Plan pursuant to Article 3.

Plan means the Lyondell Chemical Company Executive Life Insurance Plan, as amended and restated effective September 1, 2006, and as may be hereafter amended and restated from time to time.

Plan Administrator means the Company, acting through the Compensation and Human Resources Committee of the Board of Directors of the Company and its delegates.

Retiree means an individual who has commenced Retirement.

Retirement means termination of employment with a right to receive a retirement allowance under the Lyondell Chemical Company Retirement Plan or another Employer sponsored tax-qualified retirement plan under which the individual is covered, whether or not payment of such allowance has commenced.

Subsidiary or Affiliate means (i) all corporations that are members of a controlled group of corporations within the meaning of Section 1563(c) of the Code (determined without regard to Section 1563(a)(4) and Section 1563(e)(3)(C) of the Code) and of which the Company is then a member, (ii) all trades or business, whether or not incorporated, that, under the regulations prescribed by the Secretary of the Treasury pursuant to Section 210(d) of ERISA, and then under common control with the Company and (iii) Equistar Chemicals LP.

Summary Plan Description means this Plan’s summary plan description.

Termination of Employment means the date a Participant ceases to be an Employee of the Company for any reason other than death or Disability.

Years of Service means years of Membership Service as defined in the Lyondell Chemical Company Retirement Plan.

ARTICLE III

ELIGIBILITY

3.1 Participant Eligibility: Consistent with the requirements of applicable law, participation in the Plan may be limited only to certain Employees and Retirees. Requirements for eligibility and participation shall be incorporated into the Summary Plan Description or otherwise communicated to such individuals, consistent with applicable law and no person shall be eligible for Benefits unless they have properly and timely executed and returned to the Company a Participation Agreement. Eligibility for Benefits shall terminate consistent with Plan requirements, amendment of the Insurance Contracts through which some or all of the Benefits may be funded, or other termination of coverage caused either through termination or amendment of the Plan, or as of the date an Affiliate or Subsidiary of the Company no longer participates in the Plan. Notwithstanding anything else contained herein, but subject to Sections 3.4 and 4.2, Retirees will only be eligible to be covered by this Plan if such eligibility is stated in the Summary Plan Description or other Plan documentation, and only until the Retiree’s attainment of age 65.

3.2 Disability. A Participant’s Disability shall not be treated as a Termination of Employment during the Disability period and the Participant shall continue to be entitled to all applicable Benefits under the terms of this Plan. If Disability continues through the normal Retirement date for the individual, the Participant’s Termination of Employment shall be the normal Retirement date, and such person shall be considered a Retiree after such date.

3.3 Additional Eligibility. If an individual has entered into a contractual relationship with the Company whereby such individual may continue participation in the Plan other than as described herein or in the Summary Plan Description, such coverage shall be extended only to such individuals as therein described. No other provision of the Plan shall be altered in any way by such contractual relationship including, but not limited to, the right to amend and/or terminate this Plan, other than as described in such exhibit(s).

3.4 Grandfathered Eligibility. If an individual has become a Retiree prior to the Effective Date, such individual may continue participation in the Plan according to the Plan provisions which existed prior to the Effective Date, which provisions are attached hereto as Exhibit A, and such grandfathered Retirees shall not be eligible for the Benefits provided after the Effective Date to Employees and subsequent Retirees. In addition, (a) no active, eligible Employee employed by the Company and (b) no Retirees who first meet the definition for such as of and after the Effective Date shall be eligible for any Benefits offered to Participants prior to the Effective Date, including but not limited to Retirees and former Employees rehired by the Company in any capacity. Should any person having any claim to Benefits offered by the Company prior to the Effective Date be hired by the Company in any employment capacity after the Effective Date, such person shall no longer be eligible for the Benefits described in Exhibit A which were provided by this Plan prior the Effective Date. This Section, as with all provisions herein and those contained in any Exhibit hereto, shall be subject to the amendment and termination provisions of the Plan.

ARTICLE IV

BENEFITS

4.1 Benefits Provided. The only Benefits provided under this Plan are those described in the Insurance Contracts and the Summary Plan Description, and, where applicable subject to Section 4.2, Exhibit A.

4.2 Grandfathered Benefits. The Benefits applicable to Retirees participating in the Plan prior to the Effective Date hereof, and who continue such participation after the Effective Date, shall be governed by the provisions of Exhibit A and the Insurance Contracts applicable thereto. This Section, as with all provisions herein and those contained in any Exhibit hereto, shall be subject to the amendment and termination provisions of the Plan.

4.3 Designation of Beneficiary. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under this Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be made according to the procedures established by the Plan Administrator. If a Participant fails to designate a Beneficiary, or if every person designated as a Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s Benefits, then the Company or Insurer, as applicable, may direct the distribution of Benefits to the Participant’s estate.

4.4 Right to Receive and Release Necessary Information. The Plan, an Insurer, an Employer and/or their designees have the right to obtain, receive and release all information in order to administer the Benefits. As a precondition to receiving Benefits, an individual claiming Benefits hereunder (or their Beneficiary, if applicable) is required to furnish to the Plan, the Insurer and/or their designees all information such may deem necessary, in their discretion, for the proper administration of the Plan, which includes but is not limited to, all information regarding the medical condition of the Participant for which Benefits are to be, are being or have been paid.

4.5 Right of Recovery. If Benefit payments have been made by the Plan (including, but not limited to, payments made by an Insurer) in excess of the maximum amount payable under the terms of the Plan, the Plan’s designated representative (including, but not limited to, the applicable Insurer) has the right to recover the excess amount paid on behalf of the Plan or themselves, as applicable. The Plan shall have the right to recover the excess Benefit payment(s) from any entity in possession thereof. If any entities shall fail or refuse to return any overpayments to the Plan, the Plan and/or Insurer shall have a right to initiate legal action in whatever form against such entities, terminate all eligibility to future Benefit payments otherwise payable to such entities from the Plan from either the same or subsequent claim(s), and/or offset all future Benefit payments otherwise payable to such entities from the Plan from either the same or subsequent claim(s) until the amount of overpayment is recovered.

4.6 Coverage Options. If available, Participants will make elections with respect to coverage options under the Plan as provided in the Insurance Contracts, the Summary Plan Description or herein.

4.7 Conversion Policy. If a conversion policy is made available from an Insurer to a Participant, upon election of coverage under such policy, the Insurer will be the sole provider of the benefits provided by such policy. Benefits provided under a conversion policy shall not be Benefits, as defined herein, and shall not be an obligation of the Plan, the Company or any Employer.

ARTICLE V

FUNDING

5.1 Plan Funding. The Plan Administrator in its sole discretion may adopt a funding mechanism necessary to carry out the purposes of the Plan, which may be through Insurance Contracts, Participant contributions, the general assets of the Company, or any combination thereof. All Participant contributions required by applicable law to be held in a trust shall be so deposited and administered according to the provisions of any such trust. The determinations of the Plan Administrator with respect to amounts and times of payment shall be binding upon the Company and each participating Subsidiary and Affiliate. The Company shall make additional contributions in such amounts and at such times as shall be required for payment of the premiums for the Insurance Contracts charged by the Insurers. On no account shall any Participant have any right or incidence of ownership in any Insurance Contract owned by the Company to fund Benefits hereunder.

(a) Subject to the agreement of the Plan Administrator, which may be revoked at any time, and pursuant to procedures established by the Plan Administrator, a Participant whose Benefits have not been grandfathered pursuant to the provisions hereunder shall have an option to have the Benefits to which their Beneficiary would become entitled paid from the general assets of the Company rather than from an Insurance Contract. If a Participant wishes to make such an election, the Participant will be advised by the Company in the Summary Plan Description that current law indicates such Benefits could be considered taxable income both to the Participant and the Participant’s estate, and that the Participant should seek tax and legal advice from their personal advisers.

(b) If an Insurer declines to provide coverage for a Participant or if the Benefits to be provided to a Participant are in excess of the coverage provided by an Insurance Contract insuring the life of the Participant, the Company shall provide such Benefits or any portion thereof from its general assets. Participants shall be advised of this provision in the Summary Plan Description, and will be also advised therein by the Company that current law indicates such Benefits funded by the general assets of the Company could be considered taxable income both to the Participant and the Participant’s estate, and that the Participant should seek tax and legal advice from their personal advisers.

ARTICLE VI

ADMINISTRATION

6.1 Plan Administrator. The general administration of the Plan shall be vested in the Plan Administrator. For purposes of ERISA, the Plan Administrator shall be the “administrator” and the “named fiduciary” of the Plan.

6.2 Discretion to Interpret Plan. The decisions of the Plan Administrator upon all matters within the scope of its authority shall be binding and conclusive upon all persons.

6.3 Powers and Duties. The Plan Administrator shall have all powers necessary or proper to administer the Plan and to discharge its duties under the Plan, including, but not limited to, the following powers:

(a) To make and enforce such rules, regulations, and procedures as it may deem necessary or proper for the orderly and efficient administration of the Plan;

(b) To enter into an agreement with vendors to perform services for the Plan and/or the Company with respect to the Plan;

(c) In its sole discretion and except where delegated, to interpret and decide all matters of fact in granting or denying Benefits under the Plan, its interpretation and decision thereof to be final and conclusive on all persons claiming Benefits under the Plan;

(d) In its sole discretion and except where delegated, to determine eligibility under the terms of the Plan, its determination thereof to be final and conclusive on all persons;

(e) In its sole discretion and except where delegated, to determine the amount and to authorize the payment of Benefits under the Plan, its determination and authorization thereof to be final and conclusive on all persons;

(f) To prepare and distribute information explaining the Plan;

(g) To obtain from Participating Employers, Participants, Beneficiaries and any other person(s) such information as may be necessary for the proper administration of the Plan;

(h) To sue or cause suit to be brought in the name of the Plan; and

(i) To establish a claims procedure, including a procedure for the review of any Benefit claims which have been denied.

6.4 Expenses. The assets of the Company or, if available, Plan assets may be used to pay the reasonable expenses incident to the administration of the Plan, including, but not limited to, the compensation of any legal counsel, advisors, or other technical or clerical assistance as may be required; and any other expenses incidental to the operation of the Plan that the Plan

Administrator determines are proper. Expenses of the Plan may be prorated, as determined by the Plan Administrator, among the participating Affiliates and Subsidiaries of the Company and/or among one or more trusts used to fund the Plan.

6.5 Right to Delegate. The Plan Administrator shall have the authority to delegate to any other person or organization, any of its powers, duties, and responsibilities with respect to the operation and administration of the Plan, including, but not limited to, the administration of claims, the authority to authorize payment of Benefits, the review of denied or modified claims, and the discretion to decide matters of fact and to interpret Plan provisions. The Plan Administrator also may from time to time employ, and authorize any person to whom any of its fiduciary responsibilities have been delegated to employ, person(s) to render advice with regard to any fiduciary responsibility held hereunder. Upon designation and acceptance of such delegation, employment or authorization, the Plan Administrator shall have no liability for the acts or omissions of any such designee if the Plan Administrator does not violate its fiduciary responsibility in making or continuing such designation. All delegations of fiduciary responsibility shall be reviewed at least annually by the Plan Administrator and shall be terminable upon such notice as the Plan Administrator in its discretion deems reasonable and prudent under the circumstances.

6.6 Reliance on Reports, Certificates, and Participant Information. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by an actuary, accountant, controller, counsel, Insurer or any other person who is employed or engaged for such purposes. Moreover, any party with the responsibility to administer, either as a fiduciary or otherwise, the provisions of the Plan shall be entitled to rely upon information furnished by a Participant, including, but not limited to, such person’s current mailing address.

6.7 Insurers. Where the Benefits herein are to be provided by an Insurer, the Plan Administrator allocates to each such Insurer the responsibility for administering the particular claims procedures and for exercising other fiduciary functions applicable to such Benefits. Each Insurer shall have the discretion to interpret the provisions of the Plan, Insurance Contracts and Summary Plan Description issued by such Insurer pertaining to the eligibility for and the amount of Benefits funded by such Insurer.

6.8 Indemnification. The Company shall indemnify and hold harmless the Plan Administrator and each member thereof, as well as each employee who assists the Plan Administrator in carrying out its fiduciary duties (other than a Benefit claimant), against any and all expenses and liabilities arising out of such person’s Plan administrative functions or fiduciary responsibilities, as applicable, including, but not limited to, any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities arising out of such individual’s own gross negligence or willful misconduct. Such expenses to be indemnified hereunder include, but are not limited to, the amounts of any settlement, judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought. Notwithstanding the foregoing provisions of this Section, this Section shall not apply to, and the Company shall not indemnify against, any expense that was incurred without the general consent or approval of the Company, which consent or approval may be granted orally, it being understood that the Company does not consent to or approve of a violation of the terms of the Plan or any action constituting the gross negligence or willful misconduct of any employee.

6.9 Fiduciary Duty. No fiduciary under the Plan shall cause the Plan to enter into a “prohibited transaction” as provided in section 406 of ERISA or section 4975 of the Code. Each fiduciary under the Plan shall discharge his duties and responsibilities with respect to the Plan:

(a) Solely in the interest of Participants and for the exclusive purpose of providing Benefits to Participants and their Beneficiaries and of defraying reasonable expenses of administering the Plan;

(b) With the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

(c) In accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with applicable law.

6.10 Compensation and Bond. The Plan Administrator shall not receive compensation from the Plan for its administration of the Plan. Except to the extent required by ERISA or other applicable law, the Plan Administrator shall not be required to furnish bond or security for the performance of its duties hereunder.

6.11 Adoption of Plan by Subsidiaries and Affiliates. It is contemplated that Subsidiaries and Affiliates of the Company may participate in the Plan. By its participation in the Plan, each Subsidiary and Affiliate acknowledges the appointment and power of the Plan Administrator and agrees to the Plan’s terms, including, but not limited to, a Subsidiary’s or Affiliate’s funding obligations to the Plan. Any such Subsidiary and Affiliate also authorizes and designates the Company and the Plan Administrator as their agents to act in all transactions affecting the continued operation of the Plan. The Company in its discretion may terminate a participating employer’s Plan participation at any time by giving reasonable notice of such termination to the employer.

6.12 Amendment and Termination. Notwithstanding any other communication, either oral or written, made by any other individual or entity, the Company, acting through the Compensation and Human Resources Committee of the Company’s Board of Directors, reserves the absolute and unconditional right to amend and/or terminate the Plan and any or all Benefits provided for hereunder from time to time on behalf of itself and each Affiliate and Subsidiary, including, but not limited to, the right to reduce or eliminate Benefits provided pursuant to the provisions of the Plan as such provisions currently exist or may hereafter exist, and the right to amend prospectively or retroactively. Amendments to and/or termination of the Plan shall be accomplished by written instrument signed by the Compensation and Human Resources Committee of the Company’s Board of Directors.

6.13 Effect of Amendment or Termination. If the Plan is amended or terminated, each Participant and their Beneficiaries shall have no further rights hereunder and the Company shall have no further obligations hereunder, including but not limited to, arranging for the Plan’s funding except as otherwise specifically provided under (a) the amended terms of the Plan; or (b) the terms of the Plan which existed at the time of termination. However, no amendment or termination shall be made that would diminish any accrued Benefits arising from incurred but unpaid claims of Participants existing prior to the effective date of such amendment or termination.

6.14 Effect of Oral Statements. Any oral representations made by the Company, any Affiliate or Subsidiary, an Insurer, the Plan Administrator or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of the Plan shall be invalid and unenforceable and may not be relied upon by any Employee, Beneficiary or other individual or entity.

6.15 Information from a Participating Employer. Any participating employers shall supply full and timely information to the Plan Administrator and/or Insurer of all matters relating to the employment of its Employees, or any other information in its possession, for purposes of determining eligibility for and the amount of Benefits, and such other pertinent facts as the Plan Administrator or Insurer may require.

ARTICLE VII

GENERAL PROVISIONS

7.1 No Guarantee of Employment. The adoption and maintenance of the provisions of this Plan shall not be deemed to constitute a contract of employment between the Company and any Employee, or to be a consideration for, or an inducement or condition of, the employment of any person. Nothing herein contained shall be deemed to give to any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge an Employee at any time, nor shall it be deemed to give to the Company the right to require any Employee to remain in its employ, nor shall it interfere with any Employee’s right to terminate his employment at any time.

7.2 Controlling Law. This Plan shall be construed, administered and governed in all respects under applicable federal law, and to the extent that the Plan Administrator determines federal law has been finally judged inapplicable in any particular circumstance, under the laws of the State of Texas as to such a circumstance. If any provision of this Plan shall be held by a court or government agency of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.3 Invalidity of Particular Provisions. In the event any provision of this Plan adopted hereunder shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan adopted hereunder but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted therein.

7.4 No Vested Right to Benefits. No person claiming Benefits through a Participant shall have any right to or interest in any Benefits provided under the Plan, except as specifically provided under the Plan.

7.5 Non-Alienation of Benefits. No Benefit payment under this Plan shall be subject in any way to alienation, sale, transfer, pledge, attachment, garnishment, execution or encumbrance of any kind, and any attempt to accomplish the same shall be void. If the Plan Administrator or an Insurer shall find that such an attempt has been made with respect to any payment due or to become due to any Participant, the Plan Administrator in its sole discretion may terminate or otherwise modify the interest of such Participant in such payment, and in such case shall apply the amount of such payment to or for the Benefit of such Participant as the Plan Administrator or Insurer may determine, and any such application shall be a complete discharge of all liability with respect to such Benefit.

7.6 Payments in Satisfaction of Claims. Any payment or distribution to any Participant or Beneficiary in accordance with the provisions of the Plan shall be in full satisfaction of all claims made by such individual under the Plan. Furthermore, such payments will operate as a complete discharge of any liabilities of the Plan, the Plan Administrator, the Company and any Insurers. For any Benefits to be paid from the general assets of the Company, the Participant and any Beneficiary receiving Benefits shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Although the Company intends to purchase Insurance

Contracts to fund, in whole or in part, the Benefits provided hereunder, the Participants shall have no legal or equitable rights, interests or other claims with respect to such Insurance Contracts.

7.7 Payments Due Minors and Incompetents. If the Plan Administrator or Insurer, as applicable, determines that any person to whom a payment is due hereunder is a minor or is incompetent by reason of physical or mental disability, the Plan Administrator or Insurer, as applicable, shall have power to cause the payments becoming due to such person to be made to another for the benefit of such minor or incompetent, without the Plan Administrator or Insurer being responsible to see to the application of such payment. Furthermore, such payments will operate as a complete discharge of any liabilities of the Plan, the Plan Administrator, the Company and any Insurers.

7.8 No Guarantee of Tax Consequences. Neither the Company, the Plan Administrator, an Insurer or other person, as applicable, makes any commitment or guarantee that any benefits provided or amounts paid to or for the benefit of a Participant hereunder will be excludable from the Participant’s gross income for federal or state income and employment tax purposes, or that any other federal or state tax treatment will apply to or be available to any Participant. It shall be the obligation of each Participant to determine whether each payment hereunder is excludable from the Participant’s gross income for federal and state income and employment tax purposes. In addition, should any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements be applicable to the Benefits provided under the Plan, the Participant and any Beneficiary shall make appropriate arrangements with the Company to satisfy any such requirements. If no such arrangements are made, the Company may provide, at its discretion, for withholding and tax payments as required.

7.9 Acceptance of Terms of Plan. Each Participant shall not be allowed to participate in the Plan unless the Participant, in his Participation Agreement, shall agree to a statement that he and his dependents, heirs, legal representatives and assigns, agree to be bound by the provisions of this Plan, and any other provision the Plan Administrator shall deem to be appropriate, to the extent permitted by applicable law. Such agreement may be evidenced in writing or appropriate electronic format by which the Participant is bound by operation of law.

7.10 Impossibility of Diversion of a Trust Fund. Notwithstanding any provision herein to the contrary, if the Plan Administrator determines that the Plan shall be funded through a voluntary employees’ beneficiaries association trust organized under Code Section 501(c)(9), no part of the corpus or the income of such trust fund shall ever be used for or diverted to purposes other than for the exclusive benefit of the Participants or their Beneficiaries or for the payment of expenses of the Plan. No part of the trust fund shall ever directly or indirectly revert to the Company. No part of the net earnings of the trust fund shall inure to the Benefit of any private shareholder or individual under circumstances which would violate the requirements of Code Section 501(c)(9). No part of the trust fund is to be used to provide retirement income to Employees or to defer income for periods extending to or beyond the termination of covered employment, in circumstances such that the Plan would be an “employee pension benefit plan” under ERISA.

7.11 Evidences of Action by the Company. Any action required by any provision of this Plan to be taken by the Company shall be evidenced by a written document issued by an appropriate corporate officer. All interested parties may rely upon, and shall be fully protected in acting in accordance with, such written documents and/or resolutions.

7.12 Insurance. The Plan Administrator may apply for and obtain fiduciary liability insurance insuring the Plan against damages by reason of breach of fiduciary responsibility at the Plan’s expense and insuring each fiduciary of the Plan against liability to the extent permissible by law at the Company’s expense.

7.13 Clerical Error. Any clerical error by the Company, the Plan Administrator, an Insurer or other person, as applicable, in keeping pertinent records, or a delay in making any changes, will not invalidate coverage otherwise validly in force or continue coverage validly terminated. An equitable adjustment of contributions will be made when the error or delay is discovered. If, due to a clerical error, an overpayment occurs in a Plan payment, the Plan retains a contractual right to the overpayment from the party paid or the Participant upon whose behalf the payment was made.

7.14 Limitation of Rights. Neither the establishment of the Plan nor any amendment thereof, nor the payment of any Benefits will be construed as giving to any person any legal or equitable right against the Company, the Plan, the Plan Administrator, an Insurer or other person, as applicable, or their respective officers and directors, as an Employee or otherwise, except as expressly provided herein.

7.15 Examination of Documents. In the event a Participant or Beneficiary requests copies of Plan documents to which he/she is entitled under ERISA, the Plan Administrator may charge a reasonable amount to cover the cost of furnishing such documents in accordance with ERISA.

7.16 Information To Be Furnished. Participants shall provide the Company, the Plan Administrator, an Insurer or other person, as applicable, with whatever information as may reasonably be requested from time to time for the purpose of administering the Plan.

7.17 Statements. All coverage provided under the Plan is based on the truthfulness of statements made by Participants, either in a written enrollment form or otherwise. Coverage can be voided, and any claims erroneously paid can be recovered by the Plan, if such coverage was provided or claim paid based on any misrepresentation or fraudulent misstatement made to the Company, the Plan Administrator, an Insurer or other person, as applicable, by or on behalf of such Participant.

7.18 Waiver or Estoppel. No term, condition or provision of the Plan shall be waived, and there shall be no estoppel against the enforcement of any provision of the Plan, except by written direction of the Plan Administrator. No such waiver shall be deemed a continuing waiver unless specifically stated. Each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived. No failure to enforce any provision of this Plan shall affect the right thereafter to enforce such provision, nor shall such failure affect its right to enforce any other provision of this Plan.

7.19 Legal Proceedings. No action at law or in equity shall be brought to recover Benefits from the Plan prior to a Participant’s expiration of the claims and review procedures set out in the Summary Plan Description and/or Insurance Contracts. At such a point and not before, Participants will be considered to have exhausted all administrative remedies. Furthermore, no such legal action shall be valid if brought more than three (3) years from the expiration of the time within which proof of loss is required by the Plan, or such longer period if allowed by applicable law.

7.20 Time Limitation. If any time limitation of the Plan with respect to giving notice of claim or furnishing proof of loss, or the bringing of an action at law or in equity, is less than that permitted by applicable law, such limitation is hereby extended to agree with the minimum period permitted by such law.

7.21 Unknown Whereabouts. It shall be the affirmative duty of each Participant to inform and update the Company, the Plan Administrator and the Insurer, as applicable, regarding the Participant’s and his/her Beneficiaries’ current mailing address. If a Participant fails to perform this function, neither the Company, the Plan, the Plan Administrator, an Insurer or other person, as applicable, shall be responsible for any late payment or loss of Benefits or for failure of any notice to be provided or provided timely under the terms of the Plan to such individual.

7.22 Other Salary-Related Plans. It is intended that any salary-related employee benefit plans that are maintained or sponsored by the Company or a participating Employer shall not be affected by this Plan. Any contributions or benefits under such other plans with respect to a Participant shall, to the extent permitted by law and applicable plan documents, be based on the Participant’s salary or compensation without regard to any Benefits paid or available under this Plan.

7.23 Abuse of Coverage. In the event that the Plan Administrator makes a good faith determination, in its sole discretion, that evidence exists that a Participant is attempting to abuse Plan coverage or Benefits by attempting or aiding the filing of claims to which a person is not entitled, the Plan Administrator may limit or terminate the coverage or Benefits provided to said Participant to the extent necessary, in the Plan Administrator’s sole discretion, to prevent such abuse, and shall be entitled to turn over all information to appropriate governmental authorities to investigate whether fraud has taken place under federal and/or state law. Any such termination or limitation of coverage or Benefits shall be effective at 11:59 p.m. on the date that the Plan Administrator mails or otherwise provides written notice of same to the Participant. Coverage or Benefits limited or terminated pursuant to this Section may be reinstated upon the Plan Administrator’s determination, in its sole discretion, that the Participant has presented satisfactory evidence that abuse of Plan coverage or Benefits did not occur or that further attempts at such abuse are unlikely to occur. Notwithstanding the above, neither this paragraph nor any provision of this Plan shall be used in any way to discriminate against a Participant in the valid exercise of his/her rights hereunder, including, but not limited to, the election of coverage and the claiming of Benefits to which the Participant is entitled under the terms of the Plan.

7.24 Preemption of State Law. This Plan and all of its provisions shall be preempted from any and all state laws, to the maximum extent provided by ERISA and any other federal law. If any provision of an Insurance Contract or Summary Plan Description purports to allow a state statute or regulation to mandate or otherwise regulate the administration or provision of Benefits provided by this Plan, such provision shall be invalid unless the Plan Administrator, in its sole discretion, determines otherwise. The mere acceptance of (a) an Insurance Contract to fund, in whole or in part, the Benefits provided by this Plan, and/or (b) the Plan’s Summary Plan Description shall not be considered an affirmative act of the Plan Administrator to so determine.

EXHIBIT A

GRANDFATHERED PLAN PROVISIONS

Any provisions in the prior plan document not specifically described below shall be considered superseded by the terms of the amended and restated portion of the Plan effective September 1, 2006.

ARTICLE I

General Provisions

Section 1.3 Definitions.

(a)	Administrator means Lyondell Chemical Company.

(b)	Beneficiary(s) means the person or persons designated by the Participant in accordance with Article V of this Plan.

(c)	Change of Control shall have the same meaning as Change of Control under the Lyondell Chemical Company Supplemental Executive Benefit Plans Trust Agreement.

(d)	Class A Participant means an executive of the Company.

(e)	Class B Participant means a key manager of the Company who became eligible to participate in this Plan prior to January 1, 1998

(f)	Company means Lyondell Chemical Company.

(g)	Disability means Total Disability under the provisions of the Lyondell Chemical Company Executive long-term Disability Plan.

(h)	Economic Benefit means the value of the economic benefit of life insurance provided to a Plan Participant for income tax purposes determined based on Revenue Rulings issued by the Internal Revenue Service and other applicable authorities.

(i)	Eligible Employee means an individual who is rendering services to the Company as an executive.

(j)	Final Annual Base Pay means (i) the Participant’s annual base rate of salary in effect as of the date of the Participant’s death, excluding all extra pay such as bonuses, premiums or other allowances, if the Participant dies prior to a Termination of Employment or (ii) the Participant’s annual base rate of salary in effect as of the date of the Participant’s Termination of Employment, excluding all extra pay such as bonuses, premiums or other allowances.

(k)	Insurance Carrier means any insurance company that the Company may from time-to-time purchase from, select to purchase from, or make available to Participants for the purchase of, life insurance.

(l)	Participant means an Eligible Employee who has elected to participate in the Plan, and has satisfied the requirements of Article II of this Plan.

(m)	Participation Agreement means a written agreement between the Company and the Participant under which the Participant agrees, by executing the written agreement within the time frame prescribed by the Administrator, to participate in this Plan pursuant to Section 2.1.

(n)	Plan means the Lyondell Chemical Company Executive Life Insurance Plan.

(o)	Policy means the life insurance policy on the life of a Participant purchased by the Company from time-to-time from an Insurance Carrier. The provisions of a Policy are incorporated into the Plan by reference.

(p)	Retirement means commencement of a retirement allowance under the Lyondell Chemical Company Retirement Plan for Non-Represented Employees or another Company tax-qualified retirement plan of under which the Participant is covered.

(q)	Retirement Eligibility means Termination of Employment with a right to commence an immediate retirement allowance, whether or not taken immediately, under the Lyondell Chemical Company Retirement Plan for Non-Represented Employees or another Company tax-qualified retirement plan under which the Participant is covered.

(r)	Retirement Income Program means the benefits available pursuant to Section 3.5.

(s)	Split Dollar Death Benefit Program means the benefits available under to Article III.

(t)	Subsidiary or Affiliate means (i) all corporations that are members of a controlled group of corporations within the meaning of Section 1563(a) of the code (determined without regard to Section 1563(a)(4) and Section 1563(e)(3)(C) of the Code) and of which the Company is then a member, (ii) all trades or businesses, whether or not incorporated, that, under the regulations prescribed by the Secretary of the Treasury pursuant to Section 210(d) of ERISA, and then under common control with the Company and (iii) Equistar Chemicals LP.

(u)	Survivor Income Program means the benefits available under this Plan pursuant to Article IV.

(v)	Tax Rate means the Company’s combined state and federal tax rate in effect at the time benefit calculations, which are dependent in whole or in part on such rate, are made pursuant to the terms of this Plan.

(w)	Termination of Employment means the date the Participant ceases to be an employee of the Company or any Subsidiary or Affiliate for any reason other than death or Disability.

(x)	Years of Service means years of Membership Service as defined in the Lyondell Chemical Company Retirement Plan for Non-Represented Employees.

ARTICLE II

Participation

Section 2.1 Enrollment in Plan. An Eligible Employee may enroll in this Plan and elect to participate in either the Split Dollar Death Benefit Program or the Survivor Income Program by entering into a Participation Agreement with the Company.

Section 2.2 Election of Benefit Programs. A Participant’s election at enrollment to participate in either the Split Dollar Death Benefit Program or the Survivor Income Program may not be changed until January 1 of the following year. Thereafter, prior to Termination of Employment or an assignment pursuant to Section 3.10, a Participant may change his benefit program election not more than once each year, and the change shall become effective on January 1 of the following year. When a Participant elects to change benefit programs, the Participant must release all rights, claims or other legal or equitable interests in the former program, and the Participant must comply with all the requirements established by the Administrator to obtain benefits under the newly selected program.

Section 2.5 Disability. A Participant’s Disability shall not be treated as a Termination of Employment during the Disability period and the Participant shall continue to be entitled to all applicable benefits which the Participant has elected under either the Split Dollar Death Benefit Program or the Survivor Income Program of this Plan. If Disability continues through the normal retirement date, the Participant’s Termination of Employment shall be the normal retirement date for the purposes of calculating pre- and post-retirement benefits under this Plan.

Section 2.7 Self Insurance. If an Insurance Carrier declines to issue a Policy on a Participant or if the benefits to be provided to a Participant are in excess of any Policy insuring the Participant, the Company shall provide Plan benefits to the Participant on a self-insured basis, except that the Company will not self insure the benefits described in Section 3.3 for any person who becomes a Participant after to October 1, 1990.

ARTICLE III

Split Dollar Death Benefit Program

If the Participant elects to participate in the Split Dollar Death Benefit Program, this Plan and the Participation Agreement shall together constitute a split dollar life insurance agreement between the Participant and the Company providing the following benefits:

Section 3.2 Post-Retirement Basic Death Benefit. Subject to Section 3.4, the following benefits shall be provided:

(a)	Pre-Age 65. If a Participant dies following Termination of Employment with Retirement Eligibility and prior to age 65, the Beneficiary shall receive a death benefit from the proceeds of the Policy equal to:

(i)	Three (3) times Final Annual Base Pay minus fifty thousand dollars ($50,000), in the case of a Class A Participant, and

(ii)	Two (2) times Final Annual Base Pay minus fifty thousand dollars ($50,000), in the case of a Class B Participant.

(b)	Post-Age 65. If a Participant dies following Termination of Employment with Retirement Eligibility and after age 65 or a Participant dies following Retirement on or after age 65, the Beneficiary shall receive a death benefit from the proceeds of the Policy equal to:

(i)	One (1) times the Participant’s Final Annual Base Pay, in the case of a Class A Participant, and

(ii)	in the case of a Class B Participant, one hundred (100%) percent of Final Annual Base Pay reduced by ten (10%) percent annually until the death benefit equals fifty (50%) percent of Final Annual Base Pay with such annual reductions commencing in the month of the Participant’s 66th birthday.

(c)	The Company shall receive any of the Policy proceeds in excess of the death benefit due a Beneficiary under paragraph (a) or (b), above.

Section 3.3 Optional Death Benefit. A Class A Participant may elect to maintain a death benefit in addition to the death benefit provided under Section 3.1 or 3.2 in an amount equal to one (1) or two (2) times the Participant’s Final Annual Base Pay, subject to approval and premium rates established by the Insurance Carrier. The Participant must file an election for optional coverage in accordance with procedures and timing requirements established by the Administrator.

Section 3.4 Post-Retirement Transfer of Ownership of Policy to Participant. The Company shall withdraw its cumulative premium outlay from the Policy and transfer ownership of the Policy to the Participant on the later of (i) Termination of Employment with Retirement Eligibility, (ii) age 65, in the case of Class A Participants and age 70, in the case of Class B Participants; or (iii) the time at which premiums on the Policy have been paid for ten (10) years. At the time the Company’s interest in the Policy is transferred to the Participant, the Company shall have no further legal or equitable obligations or any kind to the Participant under this Plan.

Section 3.5 Retirement Income Program. The Administrator, in its sole discretion, may offer a Participant who has a Termination of Employment with Retirement Eligibility a retirement allowance payable from the general assets of the Company in lieu of the Post-Retirement Basic Death Benefit described in Section 3.2. The terms and conditions of this program, including the amounts of any continuing death benefit coverage, shall be contained in a separate, written agreement between the Company, the Participant and the Insurance Carrier.

Section 3.6 Policy. If the Participant elects coverage under the Split Dollar Death Benefit Program of this Plan, the Company shall purchase a Policy insuring the life of the Participant.

Section 3.7 Payment of Premiums. The Participant shall pay that portion of the premiums due on the Policy equal to the amount which the Participant would otherwise be required to include in income for income tax purposes each year by reason of the Economic Benefit of the insurance coverage provided to the Participant under this Plan. The balance of the premiums due on the Policy shall be paid by the Company.

Section 3.8 Endorsement. The Company shall execute an endorsement (in a form acceptable to the Administrator, the Company and the Insurance Carrier) to the Policy endorsing to the Participant that portion of the death benefit to which the Participant is entitled under Section 3.1. or 3.2 of the Plan. The Participant and the Company agree that the Policy shall be subject to the terms and conditions of the Plan and the endorsement. The Company shall be the owner of and hold all incidents of ownership in the Policy (including the right to dividends, if paid) except as otherwise provided in this Plan. The Company shall be relieved of its obligation to pay the benefits described in the Plan to the extent such amounts are paid by the Policy.

Section 3.9 Collateral Assignment. A Participant who has optional coverage under Section 3.3 shall own the Policy and shall execute a collateral assignment (in a form acceptable to the Administrator, the Company and the Insurance Carrier) of the Policy’s cash value to the Company as collateral security for loans by the Company to the Participant of amounts equal to premium payments, which are to be paid by the Participant. The Participant and the Company agree that the Policy shall be subject to the terms and conditions of the Plan and the collateral assignment.

Section 3.10 Assignment. A Participant may assign to one or more individuals or trustees all or any part of the Participant’s right, title, claim, interest, benefit and all other incidents of ownership in the Policy under the Split Dollar Death Benefit Program provided that an assignment shall be subject to the terms and conditions of this Plan and shall not apply to any right to participate in the Survivor Income Program. If the Participant makes an assignment under this Section, the Participant shall no longer have the right to elect to participate in the Survivor Income Program under Section 2.2.

ARTICLE IV

Survivor Income Program

If the Participant elects coverage under the Survivor Income Program, this Plan and the Participation Agreement shall together constitute a survivor income benefit agreement between the Participant and the Company providing the following benefits:

Section 4.1 Pre-Retirement Survivor Income

(a)	If the Participant dies prior to Termination of Employment, the Beneficiary shall be entitled to receive a survivor benefit equal to:

(i)	Three (3) times Final Annual Base Pay minus fifty thousand dollars ($50,000) in the case of Class A Participant, and

(ii)	Two (2) times Final Annual Base Pay minus fifty thousand dollars ($50,000) in the case of a Class B Participant.

(b)	The survivor benefit shall be payable in one hundred twenty (120) monthly payments, beginning on the first day of the second month following the date of the Participant’s death. The amount of each monthly payment shall be equal to the total survivor benefit amortized over 120 payments at an assumed rate of earnings equal to the Company’s after-tax cost of corporate debt at the time of commencement of payments, with the resulting amount being increased by dividing such amount by one (1) minus the Tax Rate.

Section 4.2 Post-Retirement Survivor Income.

(a)	Pre-Age 65. If a Participant dies following Termination of Employment with Retirement Eligibility and prior to age 65, the Beneficiary shall receive a survivor benefit equal to:

(i)	Three (3) times Final Annual Base Pay minus fifty thousand dollars ($50,000) in the case of a Class A Participant, and

(ii)	Two (2) times Final Annual Base Pay minus fifty thousand dollars ($50,000) in the case of a Class B Participant.

(b)	Post-Age 65. If a Participant dies following Termination of Employment with Retirement Eligibility and after age 65 or a Participant dies following Retirement on or after age 65, the Beneficiary shall receive a survivor benefit equal to:

(i)	One (1) times the Participant’s Final Annual Base Pay, in the case of a Class A Participant, and

(ii)	in the case of a Class B Participant, one hundred (100%) percent of Final Annual Base Pay reduced by ten (10%) percent annually until the survivor benefit equals fifty (50%) percent of Final Annual Base Pay with such annual reductions commencing in the month of the Participant’s 66th birthday.

(c)	The post-retirement survivor benefit shall be payable in one hundred twenty (120) monthly payments, beginning on the first day of the second month following the date of the Participant’s death. The amount of each monthly payment shall be equal to the total survivor benefit amortized over 120 payments at an assumed rate of earnings equal to the Company’s after-tax cost of corporate debt at the time of commencement of payments with the resulting amount being increased by dividing such amount by one (1) minus the Tax Rate.

Section 4.3 Acceleration of Benefit Payments. Except in the event of a Change of Control which occurs after the Beneficiary has begun to receive payments, no payments to be received under the Survivor Income Program of this Plan may be accelerated. If a Change of Control occurs and the Beneficiary designated by the Participant is at that time receiving installment payments under this Program, the Beneficiary may elect to receive a single lump sum payment. The payment shall be equal to the sum of all of the remaining payments (reduced by an amount equal to previous interest payments attributable to the anticipated future installment payments and interest that would have been credited and paid on future installments, as determined by the Administrator) less a penalty determined by the Administrator. The lump sum payment shall be paid on the last day of the month following the Beneficiary’s election to accelerate benefits under this Section.

Section 4.4 Non-assignability. The benefits provided under the Survivor Income Program of this Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or other entity, at any time or in any manner whatsoever. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

Section 4.5 No Right to Company Assets. The benefits paid under the Survivor Income Program of this Plan shall be paid from the Company’s general assets, and the Participant and any Beneficiary receiving benefits shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Although the Company intends to purchase insurance policies (that is, the Policies) on the life of the Participants, the Participants shall have no legal or equitable rights, interests, or other claims with respect to the Policy as the result of Participants’ election to receive benefits under the Survivor Income Program.

ARTICLE V

Beneficiary Designation

Section 5.1 Participant Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under this Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be delivered in writing to the Administrator during the Participant’s lifetime on a form prescribed by the Administrator. Upon receipt of the Beneficiary designation, the Administrator shall immediately take such action as shall be necessary to implement the Beneficiary designation.

Section 5.2 Default Beneficiary. If a Participant fails to designate a Beneficiary as provided in Section 5.1, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of benefits to the Participant’s estate.

ARTICLE VI

Amendment and Termination of Plan

Section 6.2 Termination After Commencement of Plan Benefit Payments. If this Plan is terminated by the Company after the commencement of any benefit payments to the Participant or to the Beneficiary, payments shall be continued in accordance with the terms of this Plan as they existed immediately prior to Plan termination.

EXHIBIT B

SUMMARY PLAN DESCRIPTION

EXECUTIVE LIFE INSURANCE PLAN

The Lyondell Chemical Company Executive Life Insurance Plan (the Plan) provides security for your survivors in the event of your death.

The following is a summary of the main provisions of the Plan. As with any plan summary, the controlling provisions of the Plan are contained in the Plan Document. In the case of any discrepancies, the Plan Document will govern. The Plan Document is an amendment and restatement effective as of September 1, 2006 of the Lyondell Chemical Company Executive Life Insurance Plan (the Prior Plan).

The company reserves the right to change or terminate this Plan at any time.

What’s It All About?	During your employment, you are provided life insurance protection equal to two or three times your base salary.

Coverage will continue at two or three times your final base salary if you Retire before age 65.

If you become a “Retiree” prior to age 65, you are provided life insurance protection until you reach age 65, with no coverage being provided after that date.

In the past, the Plan was funded by “whole life” policies. Due to recent legal changes, these policies are no longer used to provide the benefit and coverage now may be funded by either a group term life insurance policy owned by the Company, through the Company’s general assets or some combination thereof. Also, due to those same legal changes, your life insurance benefits will be paid as a lump sum upon your death.

Who Is Eligible?	You are eligible to participate in the Plan if you (i) currently have an executive employment relationship with the Company, (ii) do not have an executive employment relationship with the Company but were a Participant in the Prior Plan on August 31, 2006, and remain employed with the Company or (iii) are a Retiree under the age of 65.

How Do I Sign Up?	In order to participate in this Plan, you must:

1. Make an election to have your benefits funded by either a group term life insurance policy or by Lyondell’s general assets. (See below for important considerations regarding this election.)

2.      If you elect to have your benefits funded by a group term life insurance policy, cooperate with insurance underwriting requirements, which may include but not be limited to a medical exam, if requested.

3. Sign an application and complete a confidential questionnaire, if applicable.

4. Complete online enrollment forms, if applicable.

5. Submit all forms to Executive Services.

If you elect coverage in the group term life insurance plan, you are automatically enrolled. Otherwise, coverage will be effective upon approval by the insurance company, or upon your election to have your benefits funded by the general assets of the Company.

You may choose to decline the Company-paid coverage. However, if you want to become covered at a later date, you will be required to provide evidence of insurability should you elect to have your benefits funded by a group term life insurance policy, and you will be subject to acceptance by the insurance company.

Fully insured or self-funded?	You may choose to have your life insurance benefits funded in one of two ways when you first enroll in this Plan. Option 1 is through a Company-owned group term life insurance policy, while Option 2 is via the Company’s general assets (or “self-insured”).

If you choose Option 1, you will have imputed income on the value of the policy while covered, however, your benefits would be paid tax-free to your beneficiaries.

If you choose Option 2, you will have no imputed income while covered, however, your benefits would be subject to both income and estate tax upon your death.

The amount of imputed income which would be applicable to you under Option 1 is established by IRS regulation, and might be comparatively de minimus to the taxation of self-insured benefits in Option 2. In any case, you are strongly advised to review the matter with your own tax and legal advisers before making any option.

It is also possible that even if you elect Option 1, the Company may obtain group term life insurance coverage for only a portion of your total benefit. If this occurs, you will receive imputed income on the amount of benefit funded by the Company’s group term life insurance policy, while the remaining portion of your benefit, if paid, will be taxable to you and your estate.

For a schedule of the imputed income amounts or any other questions regarding the nature of your benefits, please contact the Company’s Executive Services office in Houston.

As with all provisions of the Plan, the Company reserves the right to amend or terminate these options, even retroactively. Your election of either option must be approved by the Company for the election to be effective.

What Is My Coverage
While I’m Employed?	Your life insurance coverage while you are employed will be equal to two or three times your base annual salary, which shall not include bonuses, benefits or any other additional monies paid to you.

What Is My Coverage
While on Leaves of Absence?	Your life insurance coverage continues for the length of the leave if the leave of absence is for one of the following reasons:

Company Approved Medical Leave of Absence
Worker’s Compensation Leave
Family Medical Leave
Approved Paid Leave of Absence
Maternity Leave

Your life insurance coverage will end after 30 days if the leave of absence is for one of the following reasons:

Military Leave
Personal Leave
Education Leave
Approved Unpaid Leave of Absence

Who Receives the	About Your Beneficiary
Survivor Benefit?	You may designate one or more beneficiaries to receive your Plan benefit when you die.

Your beneficiary is the person(s) you designate to receive a benefit in the event of your death. To name a beneficiary, log on to www.Lyondell.com/hwbenefits. You may designate anyone you wish as your beneficiary, and you may change this designation at any time. If you die and you have named more than one beneficiary, each receives an equal benefit unless you have left written instruction otherwise.

If you are married at the time of your death, your surviving spouse may be entitled under applicable state law (i.e., community property laws) to a portion of the benefit, whether or not your spouse is your designated beneficiary. In that event, the benefits payable to any other designated beneficiary/beneficiaries may be reduced.

How Is the Survivor
Benefit Paid?	Plan benefits, to the extent they have not been decreased by the Living Benefit Option, will be paid to your beneficiary in a lump sum in the event of your death while covered.

If your benefit is funded totally by a group term life insurance policy, your beneficiary will receive the benefit income tax free. However, you will have imputed income tax liability on the value of your benefit each year while you are employed. This liability is based on an age-related rate per thousand dollars of coverage if a lump sum is chosen.

If any portion of your benefit is funded by the Company’s general assets, you will have no present income tax liability, but the benefit will be taxable to your beneficiary when received on both an income and estate tax basis.

What Happens When I
Retire?	If you Retire before age 65, your Company-paid coverage will continue at two or three times your final base salary until you reach age 65.

Under the terms of the Plan, to “Retire” means you have terminated employment and have a right to receive a retirement allowance under the Lyondell Chemical Company Retirement Plan or an affiliate’s or subsidiary’s sponsored tax-qualified retirement plan under which you are covered, whether or not you have commenced receiving such allowance.

What Happens If I
Leave the Company
Before Retirement?	If your employment with the Company terminates before Retirement, you will no longer be eligible for coverage under this Plan. If any portion of your benefits is funded by the Company’s group term life insurance policy, a conversion option may be available to you upon termination of employment for that portion. A conversion option will not be provided for any portion of your benefits which are funded by the Company’s general assets.

What Happens When
My Salary Increases?	When your base annual salary increases, your life insurance coverage amount will also automatically increase, effective as of the date of the salary increase.

What Happens If I
Become Disabled?	In the event of disability, your Company-paid life insurance benefit will remain in force until you reach age 65, at which point the coverage will terminate. In order to be disabled, you must be determined totally disabled by the Lyondell Chemical Company Executive Long Term Disability Plan.

What Happens If I
Become Terminally Ill?	The Living Benefit Option gives you access to the death benefit funds if you are considered terminally ill. You may receive this benefit if a physician certifies that you suffer from an incurable, progressive and medically recognized disease or condition, and you will not survive more than 12 months beyond the date of the request for an accelerated death benefit.

The maximum amount you can receive is 50% of the basic life coverage amount. The money will be paid to you in a lump sum payment and may be considered taxable income. Payment of this benefit reduces the amount of benefits payable upon your death by the amount that you receive.

A living benefit will not be paid if you have assigned your benefit.

What Else Do I Need to Know?	This Plan is administered by the Benefits Administrative Committee established by the Company, which has the right to interpret the Plan and all other matters that might arise under the terms of the Plan.

To file a claim for benefits provided by the group term life insurance policy, your beneficiary should contact Lyondell Executive Services. A claim form and proof of death must be provided. Your beneficiary has one year to file the claim for benefits. The Claims Administrator will then review the claim within 90 days. If additional information is required, you or your beneficiary will receive a request specifying the nature of the information needed. Once the claim is approved, your beneficiary will receive a lump sum payment for the appropriate benefits.

For any benefits which are to be paid by the Company’s general assets, the Company will follow the same procedures as outlined therein, with the exception being that the Company will have the sole discretion to determine whether a claim is payable.

The Company reserves the right to amend or terminate the Plan. A copy of the Plan document is available upon request from Executive Services.

GENERAL INFORMATION

Type of Plan: Executive life insurance plan

Type of Plan Administration and Funding: This benefit plan provides a death benefit option, and is administered by both the Company and the Insurer. The benefits may be funded by either the Company’s general assets or an insurance contract, as well as employee contributions.

Plan Name: Lyondell Chemical Company Executive Life Insurance Plan

Plan Number: 530

Employer Tax Identification Number: 95-4160558 (Lyondell)

Effective Date: The effective date of the Plan is January 1, 2000. The most recent amended and restated effective date of the Plan is September 1, 2006.

End of Plan Year: December 31

Plan Sponsor: Lyondell Chemical Company

Plan Administrator/Agent for Service of Legal Process:

Lyondell Chemical Company

1221 McKinney Street

Houston, TX 77010-2006

(713) 652-7200

Insurer:

NAME

ADDRESS

ADDRESS

PHONE

A. RECEIVING INFORMATION ABOUT THE PLAN AND ITS BENEFITS

As a Participant in the Plan, an employee is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974. ERISA provides that all Participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and a copy of an updated Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of material reduction in covered services or benefits provided under the Plan within 60 days after the adoption of the changes (unless summaries of changes to the Plan are provided at regular intervals of 90 days).

B. PRUDENT ACTIONS BY PLAN FIDUCIARIES

In addition to creating rights for Participants, ERISA imposes obligations upon the individuals who are responsible for the operation of the Plan. The individuals who operate this Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Participants and their beneficiaries. No one, including the Company, a union or any other person, may fire an employee or otherwise discriminate against a Participant in any way to prevent him from obtaining a welfare benefit or exercising his rights under ERISA.

C. ENFORCING RIGHTS AS A PARTICIPANT

If a claim for a welfare benefit is denied or ignored, in whole or in part, the Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if the Participant requests a copy of Plan Documents or the latest annual report from the Plan and does not receive the materials within 30 days, he may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Participant up to $110 a day until he receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, he may file suit in a state or Federal court but only upon expiration of the Plan’s appeal provisions listed elsewhere in this document. In addition, if a Participant disagrees with the Plan’s decision or lack thereof concerning the qualified status of a medical child support order, he may file suit in Federal court but only upon expiration of the Plan’s appeal provisions listed elsewhere in this document. If it should happen that Plan fiduciaries misuse the Plan’s money, or if a Participant is discriminated against for asserting his rights, he may seek assistance from the U.S. Department of Labor, or he may file suit in federal court but only upon expiration of the Plan’s appeal provisions listed elsewhere in this document. The court will decide who should pay court costs and legal fees. If the Participant is successful, the court may order the person he has sued to pay these costs and fees. If the Participant loses, the court may order him to pay these costs and fees, for example, if the court finds his claim is frivolous.

D. ASSISTANCE WITH QUESTIONS

If the Participant has any questions about the Plan, he should contact the Plan Administrator. If he has any questions about this statement or about his rights under ERISA, or if he needs assistance in obtaining documents from the Plan Administrator, he should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in his telephone directory, or address requests to Public Disclosure Room, Room N-1513, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C., 20210. A Participant may also obtain certain publications about his rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

E. COST SHARING

Coverage may be conditioned upon whether required premium contributions have been made. Premium contributions, if required, are established by the Plan Administrator in its sole discretion and are subject to change from time to time. A current summary of these premium amounts may be obtained from the Company at any time.

F. CLERICAL ERROR/DELAY

A clerical error shall not invalidate coverage or cause coverage to be in force or to continue in force. The effective dates of coverage and the Plan’s benefits shall be determined solely in accordance with the provisions of the Plan, including the insurance contracts funding the Plan’s benefits, if any, regardless of whether any contributions with respect to Participants have been made or have failed to be made because of such errors or delays. Upon discovery of any such error or delay, an equitable adjustment of any such contributions and/or benefits will be made. Errors cannot provide a benefit to which a Participant is not otherwise entitled.

G. RIGHT TO RECOVERY

If the Company and/or the Insurer make an overpayment of benefits owed, the Company and the Insurer, as applicable, have the right to recover the excess amount from any of the following sources: any person to whom payments are made, any other insurance companies, or any other organizations.

H. DUTIES OF THE PLAN ADMINISTRATOR

The Company and Insurer shall have all powers necessary or proper to administer the Plan and to discharge their duties under the Plan, including, but not limited to, the power to make and enforce such rules, regulations, and procedures as it may deem necessary or proper for the orderly and efficient administration of the Plan, to enter into an agreement with vendors to perform services with respect to one or more Plan benefits, to interpret and decide all matters of fact in granting or denying benefits under the Plan, to determine Plan eligibility rules, to determine the amount and to authorize the payment of benefits under the Plan, to prepare and distribute information explaining the Plan, to obtain from any person such information as may be necessary for the proper administration of the Plan, to sue or cause suit to be brought in the name of the Plan, the Company or the Insurer, and to establish a claims procedure, including a procedure for the review of any denied claims.

I. DISCRETIONARY AUTHORITY

All fiduciaries shall perform their duties in their sole discretion, and shall determine appropriate courses of action in light of the reason and purpose for which this Plan is established and maintained. In particular, the Plan Administrator has shall have full and sole discretionary authority to interpret all Plan documents, and make all interpretive and factual determinations as to whether any individual is entitled to receive any benefit under the terms of this Plan. Any interpretation, determination or other action of the Plan Administrator or any fiduciary shall be subject to review only if it is arbitrary or capricious or otherwise an abuse of discretion. Accepting any benefits or making any claim for benefits under this Plan constitutes agreement with and consent to any decisions that the fiduciaries make, in their sole discretion, and further, constitutes agreement to the limited standard and scope of review described by this section.

J. OTHER SALARY-RELATED PLANS

It is intended that any salary-related employee benefit plans that are maintained or sponsored by the Plan Sponsor or a participating employer in this Plan shall not be affected by this Plan. Any contributions or benefits under such other plans with respect to an employee shall, to the extent permitted by law and applicable plan documents, be based on the employee’s salary or compensation without regard to any benefits paid or available under this Plan.

K. APPLICABLE LAWS

This Plan shall be construed, administered and governed in all respects under applicable federal law, and to the extent that the Plan Administrator determines in its sole discretion that federal law has been finally judged inapplicable in any particular circumstance, under the laws of the State of Texas as to such a circumstance. If, in the sole discretion of the Plan Administrator, the Plan is not in compliance with applicable federal law, the Plan shall be considered automatically amended to be so, absent further action in accordance with the Plan’s amendment and termination procedures indicated herein.

L. LIMITATION OF RIGHTS

Neither the establishment or the amendment of the Plan, nor the payment of any benefits will be construed as giving to any person any legal or equitable right against the Company, a participating employer or any of their respective officers and directors, as an employee or otherwise, except as expressly provided herein, and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby.

M. PROTECTION AGAINST CREDITORS

No benefit payment under this Plan shall be subject in any way to alienation, sale, transfer, pledge, attachment, garnishment, execution or encumbrance of any kind, and any attempt to accomplish the same shall be void.

N. NO GUARANTEE OF TAX CONSEQUENCES

Neither the Company nor any employer makes any commitment or guarantee that any amounts paid to or for the benefit of a Participant hereunder will be excludable from the Participant’s gross income for federal or state income and employment tax purposes, or that any other federal or state tax treatment will apply to or be available to any Participant. It shall be the obligation of each Participant to determine whether each payment hereunder is excludable from the Participant’s gross income for federal and state income and employment tax purposes.